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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    September 27, 2004

PanAmSat Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-22531	95-4607698
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)
20 Westport Road, Wilton, CT	06897
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (203) 210-8000

(Former name and former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.

        As previously disclosed, on August 3, 2004, our Galaxy 10R satellite experienced an unexpected and permanent shutdown of it remaining Xenon-Ion Propulsion System. This satellite is insured and we have made a claim under its insurance policy. The Company is updating its previous disclosure to state that, as a result of this event, we expect to record approximately $9.4 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite's end of life and the non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies, and a gain will be recorded partially offsetting the loss when the insurance payment is definite. After resolution of the insurance claim, the expected additional depreciation expense resulting from Galaxy 10R's revised estimated useful life will be approximately $4 to $5 million per year.

        On August 20, 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., The Carlyle Group and Providence Equity Partners, Inc. and certain members of management recapitalized the Company through a series of transactions. As previously disclosed, the Company borrowed certain amounts under its revolving credit facility in connection with these transactions. Such amounts were subsequently repaid from cash flows from operations. The Company does not currently have any outstanding borrowings under its revolving credit facility.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2004	PANAMSAT CORPORATION Registrant
	By:	/s/ JAMES W. CUMINALE Name: James W. Cuminale Title: Executive Vice President, Corporate Development General Counsel and Secretary

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SIGNATURES